This announcement is neither an offer to exchange or purchase nor a solicitation of an offer to exchange or sell Depositary Shares.

          The Offers are made solely by the applicable Prospectus dated November 7, 1995 and the related Letters of Transmittal and are not being made to (nor will exchanges be accepted from or on behalf of) holders of Depositary Shares residing in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed made on behalf of the Company by one or more brokers or dealers licensed under the laws of such jurisdiction.

                            Notice of Offers to Exchange

                                          by

                          Texas Utilities Electric Company

                                         for

                                  Any or All of its

   $1.875 Depositary Shares $1.805 Depositary Shares  $2.05 Depositary Shares
           Series A                 Series B             Each Representing
      Each Representing         Each Representing           1/4 share of
         1/4 share of             1/4 share of            $8.20 Cumulative
       $7.50 Cumulative         $7.22 Cumulative          Preferred Stock
       Preferred Stock           Preferred Stock


          Texas Utilities Electric Company, a Texas corporation (Company), pursuant to the applicable Prospectus dated November 7, 1995, is offering to exchange for any or all of its

          I. 7,659,300 outstanding Depositary Shares, Series A, each representing 1/4 share of $7.50 Cumulative Preferred Stock ($1.875 Depositary Shares), either 8.25% Trust Originated Preferred Securities (TOPrS(SM)) issued by TU Electric Capital I with a liquidation preference of $25.00 plus a cash component of $2.50, or cash only in the amount of $27.50 ($1.875 Depositary Share Offer).

          II. 6,613,700 outstanding Depositary Shares, Series B, each representing 1/4 share of $7.22 Cumulative Preferred Stock ($1.805 Depositary Shares), either 8.25% Trust Originated Preferred Securities (TOPrS(SM)) issued by TU Electric Capital I with a liquidation preference of $25.00 plus a cash component of $2.25, or cash only in the amount of $27.25 ($1.805 Depositary Share Offer).

          III. 5,000,000 outstanding Depositary Shares, each representing 1/4 share of $8.20 Cumulative Preferred Stock ($2.05 Depositary Shares), either 9.00% Trust Originated Preferred Securities (TOPrS(SM)) issued by TU Electric Capital II with a liquidation preference of $25.00, or cash in the amount of $26.50 ($2.05 Depositary Share Offer).

               The $1.875 Depositary Share Offer, the $1.805 Depositary Share Offer and the $2.05 Depositary Share Offer collectively constitute the Offers. The $1.875 Depositary Shares, the $1.805 Depositary Shares and the $2.05 Depositary Shares collectively constitute the Depositary Shares.

               Each Offer has its own Letter of Transmittal and Notice of Guaranteed Delivery. EACH OFFER IS INDEPENDENT, AND THE OFFERS ARE NOT CONDITIONED UPON ANY MINIMUM NUMBER OF DEPOSITARY SHARES BEING TENDERED. The Offers are, however, subject to certain other conditions. See THE EXCHANGE OFFER in the applicable Prospectus.


          NONE  OF TU  ELECTRIC  CAPITAL I,  TU  ELECTRIC CAPITAL  II,  THE
          COMPANY, OR THE COMPANY'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES AS TO WHETHER TO TENDER ALL OR ANY DEPOSITARY SHARES IN THE OFFERS OR TO ELECT TO RECEIVE AS CONSIDERATION FOR ANY DEPOSITARY SHARES TENDERED EITHER PREFERRED SECURITIES PLUS A CASH COMPONENT, IF APPLICABLE, OR CASH ONLY. EACH SHAREHOLDER MUST MAKE ITS OWN DECISION.

               Holders of Depositary Shares accepted for exchange will be entitled to receive on the Closing Date cash equal to the accrued and unpaid dividends on such shares after October 1, 1995 to the Closing Date, in lieu of dividends on their Depositary Shares accepted for exchange. Distributions on the TOPrS will begin to accrue at their stated rate on the Closing Date.

               The purpose of the Offers is to reduce the after-tax financing costs of the Company through the replacement of Depositary Shares with TOPrS and similar securities.

               Upon the terms and subject to the conditions of the Offers, the Company will accept for exchange any and all of the Depositary Shares validly tendered and not withdrawn on or prior to 12:00 midnight, New York City time, on December 6, 1995, or if the Offer is extended with respect to any series of Depositary Shares by the Company, in its sole discretion, the latest date and time to which the Offer with respect to such series has been extended (with respect to each such series, Expiration Date). The Company reserves the right to extend the Offer with respect to any series of Depositary Shares in its sole discretion at any time and from time to time by giving oral or written notice to Chemical Mellon Shareholder Services, L.L.C. and by making a public announcement thereof. See THE EXCHANGE OFFER - "Procedures for Tendering" and "Acceptance of Depositary Shares; Delivery of Preferred Securities" in the applicable Prospectus.

               Subject  to  the  provisions  under  THE  EXCHANGE  OFFER  -
          "Withdrawal of Tenders," tenders of Depositary Shares of any series pursuant to the Offers may be withdrawn at any time on or prior to the Expiration Date with respect to such series and, unless accepted for exchange by the Company, may be withdrawn at any time after January 5, 1996. See THE EXCHANGE OFFER - "Withdrawal of Tenders" in the applicable Prospectus.

               The applicable Prospectus and Letter of Transmittal contain important information which should be read before any decision is made with respect to the applicable Offer. Tenders may be made only by a properly completed and executed Letter of Transmittal or Agent's Message (as described in the applicable Prospectus).

               The Company will pay to Soliciting Dealers (as defined in the applicable Prospectus) designated by the registered or beneficial owner, as appropriate, of the Depositary Shares, a solicitation fee per Depositary Share validly tendered and accepted for exchange pursuant to the Offers, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer and tendered for exchange.

               The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the applicable Prospectus and is incorporated herein by reference.

               The applicable Prospectus and Letter of Transmittal are first being sent to holders of Depositary Shares on November 8, 1995 and are being furnished to brokers, dealers, banks and similar persons whose name or whose nominees appear on the list of holders of the Depositary Shares or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Depositary Shares.

               Any questions or requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth below and the Dealer Managers. Requests for copies of the applicable Prospectus or Letter of Transmittal or Notice of Guaranteed Delivery should be directed to D. F. King & Co., Inc., the Information Agent, at 1-800-697-6974, and copies will be forwarded promptly at the Company's expense. Holders of Depositary Shares may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.

                       The Information Agent for the Offers is:
                                D. F. King & Co., Inc.

                                   77 Water Street
                                      20th Floor

                               New York, New York 10005


                             Banks and Brokers Call Collect:  (212) 269-5550


                                All Others Call Toll Free:  1-800-697-6974


                                 The Dealer Managers for the Offers are:


          Merrill Lynch & Co.

        World Financial Center

             North Tower

       New York, New York 10281

       (212) 236-4565 (Collect)

                        Goldman, Sachs & Co.

                           85 Broad Street

                       New York, New York 10004

                       (800) 828-3182 (Toll-Free)

                                        Lehman Brothers

                                    3 World Financial Ccenter

                                     New York, New York 10285

                                    (800) 438-3242 (Toll-Free)

                                                    Smith Barney Inc.

                                                  388 Greenwich Street

                                                New York, New York 10013

                                               (800) 813-3754 (Toll-Free)
            November 8, 1995





            (SM) "Trust Originated Preferred Securities" and "TOPrS" are
                 service marks of Merrill Lynch & Co.